Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Infobird Co., Ltd

We hereby consent to the incorporation by reference of our report, dated May 1, 2023, which appears in the Annual Report on Form 20-F filed with the U.S. Securities Exchange Commission (“SEC”) on April 10, 2025 relating to the audit of the consolidated balance sheet of Infobird Co., Ltd (the “Company”) as of December 31, 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the financial statements).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
April 10, 2025	Certified Public Accountants
PCAOB ID: 1171